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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


1)   With Design in Mind, a California corporation, a wholly-owned subsidiary

2)   Janex Corporation, a New Jersey corporation, a wholly-owned subsidiary

3) Pro Gains Company Limited, a Hong Kong corporation 50% owned by the Company and 50% owned by Janex

4) Malibu Fun Stuffed, Inc., a California corporation, a wholly-owned subsidiary

5) Malibu Fun Stuffed International Limited, a Hong Kong corporation 99% owned by Malibu Fund Stuffed, Inc. and 100% owned by the Company